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                                                                Exhibit 3.1



                           CERTIFICATE OF AMENDMENT
                                    OF THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                ULTRAFEM, INC.

       (Pursuant to Section 242 of the Delaware General Corporation Law)


    Ultrafem, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware does hereby certify that:

         1.   The name of the corporation is Ultrafem, Inc. (the "Corporation").

         2. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring it advisable that the first complete sentence of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

         The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 75,000,000 shares, of which 70,000,000 shares shall be Common Stock, $.001 par value per share (the "Common Stock"), and 5,000,000 shares shall be Preferred Stock, $.001 par value per share (the "Preferred Stock").

              3. This amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

              4. This amendment to the Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of the State of Delaware.


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  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by its President and attested to by its Secretary this 12th day of February, 1997 and the statements contained herein are affirmed as true under penalties of perjury.

                             ULTRAFEM, INC.




                             By:    /s/ John W. Andersen
                                    -------------------------
                                    Name:  John W. Andersen
                                    Title:    President



ATTEST:


By:   /s/ Dori M. Reap
      ---------------------
      Name:  Dori M. Reap
      Title:    Secretary